Exhibit (a)(iv)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM CANADA, AUSTRALIA, JAPAN, THE EUROPEAN ECONOMIC AREA OR THE UNITED KINGDOM OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

Amendment

of May 9, 2017

to the Offer Prospectus of the Public Exchange and Cash Offer

by

Cardiac Monitoring Holding Company, LLC, Malvern, Pennsylvania, United States of America (Domicile: Wilmington, Delaware, United States of America)

for

all publicly held registered shares of LifeWatch AG, Zug, Switzerland with a nominal value of Swiss Francs (“CHF”) 1.30 each

Financial Advisor                                                                                                                                                                            Financial Advisor and Offer Manager

RAYMOND JAMES                                                                                                                                                                    CREDIT SUISSE

	Securities No.	ISIN	Ticker Symbol
LifeWatch Shares (not tendered) (ordinary trading line)	1 281 545	CH 001 281545 9	LIFE
LifeWatch Shares tendered for Main Offer Consideration			—
• Subject to Israeli withholding tax (fourth line, not tradeable)	36 437 082	CH 036 437082 2	—
• Not subject to Israeli withholding tax (fifth line, not tradeable)	36 437 083	CH 036 437083 0	—
LifeWatch Shares tendered for Alternative Offer Consideration			—
• Subject to Israeli withholding tax (sixth line, not tradeable)	36 437 084	CH 036 437084 8	—
• Not subject to Israeli withholding tax (seventh line, not tradeable)	36 437 081	CH 036 437081 4	—
Shares of BioTelemetry Common Stock	22 042 825	US 090 672 106 5	BEAT

On April 24, 2017, BioTelemetry, Inc. (“BioTelemetry”) and Cardiac Monitoring Holding Company LLC (the “Offeror”) published an offer prospectus (the “Offer Prospectus”) of the public exchange and cash offer for all publicly held registered shares of LifeWatch AG, Zug, Switzerland (“LifeWatch”) with a nominal value of CHF 1.30 each (the “Offer”) in accordance with art. 125 et seq. of the Swiss Federal Act on Financial Market Infrastructure and Market Conduct in Securities and Derivatives Trading of June 19, 2015 (Bundesgesetz über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) (“FMIA”) and its implementing ordinances. The Offer Prospectus was published in English, German and French on the websites of BioTelemetry on April 24, 2017 and the Swiss Takeover Board (the “TOB”) on April 25, 2017, and was otherwise distributed in accordance with the Ordinance of the Swiss Takeover Board on Public Takeover Offers (Verordnung der Übernahmekommission über öffentliche Kaufangebote; the “TOO”).

Receipt of Tax Ruling from the Israeli Tax Authority

On April 25, 2017 the Offeror has obtained a ruling (the “Ruling”) from the Israeli Tax Authority (the “ITA”) which confirms, among others, that a LifeWatch shareholder who holds less than 5% of the shares of LifeWatch and is not a controlling shareholder(1) of LifeWatch and who will submit a form of declaration entitled “Declaration of Status for Israeli Income Tax Purposes” (the “Declaration”) which, among other things, declares and confirms that such LifeWatch shareholder is not a resident of Israel and that such LifeWatch shareholder purchased the LifeWatch shares on or after January 1, 2009 and is not a Controlling Shareholder, then the consideration payable to such LifeWatch shareholder who submits such Declaration, would be exempt from Israeli backup withholding tax. The Ruling further provides that banks or brokers that are “residents of Israel” within the meaning of that term in Section 1 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Ordinance”) holding shares solely on behalf of beneficial LifeWatch shareholder(s) who purchased their shares on or after January 1, 2009, and who are holding less than 5% and are not Controlling Shareholders of LifeWatch, and are subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to withholding of Israeli tax, to be paid the Offer consideration, will be exempt from Israeli tax withholding. Hence, the Offer condition (j) (“Tax Ruling from the ITA”) as set forth in Section B.9.1 (“Offer Conditions”) of the Offer Prospectus has been fulfilled.

For the description of the tender process implementation, including the submission and approval process of the Declaration refer to Section J.3 (“Tendered LifeWatch Shares”) of the Offer Prospectus. The Offeror will make available the Declaration and an accompanying note with instructions together with the customary tender documentation through the custodian banks at the beginning of the Main Offer Period (as defined in the Offer Prospectus).

(1)  A “Controlling Shareholder” is defined as a beneficial owner that is holding or is entitled to acquire, directly or indirectly, (i) at least 5% of the issued share capital of LifeWatch, or (ii) at least 5% of the voting power in LifeWatch, or (iii) the right to receive at least 5% of LifeWatch profits or of its assets upon winding up, or (iv) the right to appoint a director.

In respect to any LifeWatch shareholder that does not comply with or satisfy the terms of the Ruling, a LifeWatch shareholder would be subject to Israeli backup withholding tax on the total value of the Offer consideration as calculated below, at a rate up to 30% (plus surplus of up to 3% if applicable) or any other determination of the ITA, unless such LifeWatch shareholder provides a specific certificate of exemption from withholding tax issued by the ITA that is applicable to the sale of LifeWatch shares.

Further, based on the terms of the Ruling, the value of the BioTelemetry Common Stock must, for the purposes of the withholding tax, be determined on the basis of the average of the closing prices of the last three trading days before the settlement of the Offer. Accordingly, the Offer Prospectus is amended as follows:

•                  Fourth paragraph of Section B.3 (“Offer Consideration”) of the Offer Prospectus:

“No fractional entitlements to BioTelemetry Common Stock will be issued. The number of shares of BioTelemetry Common Stock to be delivered will be rounded to the next lowest whole number and a fractional share that a holder of LifeWatch Shares who accepts the Offer would otherwise be entitled to receive as a result of the Offer will be settled in cash by multiplying the price of the BioTelemetry Common Stock on NASDAQ (calculated on the basis of the average of the closing prices of the last three Trading Days before the Settlement Date of the Offer, the closing prices to be multiplied by the 11:00 a.m. CEST exchange rate as published by the Swiss National Bank on the respective date) by the fraction of BioTelemetry Common Stock to which the shareholder is entitled. The Offeror shall make such payments to the holders of fractional share interests on the Settlement Date. Any such payments will be subject to Israeli withholding tax; for further information on Israeli withholding tax see Section J.6.2 (“Israeli Tax Consequences”) below.”

•                  Section J.6.2.3 (“Israeli Backup Withholding”) of the Offer Prospectus:

“The receipt of cash and BioTelemetry Common Stock in exchange for LifeWatch Shares pursuant to the Offer is generally subject to information reporting and to backup withholding on the total value of the Offer Consideration, i.e. the amount of cash plus the value of the shares of BioTelemetry Common Stock received (the value of the shares of Biotelemetry Common Stock for purposes of Israeli withholding tax being determined based on the average of the closing prices of the last three Trading Days before the Settlement Date of the Offer, the closing prices to be multiplied by the 11:00 a.m. CEST exchange rate as published by the Swiss National Bank on the respective date), currently at a rate up to 30% plus surplus tax of up to 3% (if applicable) unless such LifeWatch shareholder provides a specific certificate of exemption from withholding tax issued by the ITA applicable to the sale of LifeWatch Shares. …”

Merger Approvals Obtained

On May 8, 2017, BioTelemetry announced that, effective on May 5, 2017, it received an early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”), without any condition or undertaking on BioTelemetry, LifeWatch or any of their respective subsidiaries. Hence, the Offer condition (b) (“Merger Control and other Approvals”) as set forth in Section B.9.1 (“Offer Conditions”) of the Offer Prospectus has been fulfilled.

REPORT OF THE REVIEW BODY

On May 9, 2017 the review body of the Offer, BDO Ltd, has issued the following report pursuant to art. 128 FMIA:

“As a review body recognized according to the FMIA to review public takeover offers, we have reviewed the amendment of the Offer Prospectus (the “Amendment”).

The preparation of the Amendment is the responsibility of the Offeror. Our responsibility is to express an opinion on the Amendment based on our review. We confirm that we comply with the independence requirements provided by takeover law.

We have not encountered any facts from which we had to infer that:

1.              the Amendment is not complete and accurate;

2.              the Amendment is not in accordance with the FMIA and its ordinances.

In addition, we confirm our opinion expressed in the report of April 24, 2017 that:

1.              the Offeror has taken the necessary measures in order for the required funds and the shares offered in exchange to be available on the settlement date;

2.              the provisions governing change of control offers, in particular those governing the minimum price, have been observed; and

we have not encountered any facts from which we had to infer that:

3.              the recipients of the Offer are not treated equally;

4.              the Offer Prospectus is not in accordance with the FMIA and its ordinances.

This report is neither a recommendation for the acceptance or rejection of the Offer nor a confirmation (Fairness Opinion) regarding the financial appropriateness of the Offer price.

Zurich, May 9, 2017

BDO Ltd

Edgar

Wohlhauser          Marcel Jans

Partner                  Partner”

OFFER RESTRICTIONS

General

The public tender offer described in this Offer Prospectus is not being and will not be made, directly or indirectly, in any country or jurisdiction in which it would be considered unlawful or otherwise violate any applicable laws or regulations, or which would require BioTelemetry or any of its subsidiaries, including the Offeror (each direct or indirect subsidiary of BioTelemetry or of LifeWatch hereinafter a “Subsidiary”), to change or amend the terms or conditions of the Offer in any material way, to make an additional filing with any governmental, regulatory or other authority or take additional action in relation to the Offer. It is not intended to extend the Offer to any such country or jurisdiction. Any such documents relating to the Offer must neither be distributed in any such country or jurisdiction nor be sent into such country or jurisdiction, and must not be used for the purpose of soliciting the purchase of securities of LifeWatch by any person or entity resident or incorporated in any such country or jurisdiction.

Notwithstanding the foregoing, the Offeror reserves the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable laws and regulations. The availability of the Offer to persons not resident in Switzerland may be affected by the laws and regulations of the relevant jurisdiction. Persons who are not resident in Switzerland should inform themselves about and observe any applicable requirements.

United States

The Offer is made for the securities of a non-United States (“U.S.”) company. The Offer is subject to the disclosure and procedural requirements of Switzerland, which are different from those of the U.S.

It may be difficult for U.S. holders to enforce their rights and any claim arising out of U.S. federal securities laws, since LifeWatch is located in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The receipt of cash and stock consideration in the Offer by a U.S. shareholder will generally be a taxable transaction for U.S. federal, state and local income tax purposes. Each U.S. shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

BioTelemetry and any of its Subsidiaries and any advisor, broker or financial institution acting as an agent or for the account or benefit of BioTelemetry or the Offeror may, subject to applicable Swiss securities laws, rules and regulations, make certain purchases of, or arrangements to purchase, LifeWatch Shares from shareholders of LifeWatch who are willing to sell their LifeWatch Shares outside the Offer from time to time, including purchases in the open market at prevailing prices or in private transactions at negotiated prices. The Offeror will disclose promptly any information regarding such purchases of LifeWatch Shares in Switzerland through the electronic media and/or the stock exchange and in the U.S. by means of a press release, if and to the extent required under applicable laws, rules and regulations in Switzerland.

Securities may not be offered or sold in the U.S. absent registration or an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Offer is subject to a Tier I exemption pursuant to Rule 14d-1(c) of the U.S. Securities Exchange Act of 1934, as amended, and the issuance of BioTelemetry Common Stock in connection therewith will be exempt from registration under the Securities Act, pursuant to Rule 802 thereof. If the Offer is completed, for purposes of U.S. securities law, LifeWatch Shares that are unrestricted will be exchanged for shares of BioTelemetry Common Stock that are unrestricted; however, LifeWatch Shares that are restricted will be exchanged for shares of BioTelemetry Common Stock that are restricted. Generally, if you acquired your LifeWatch Shares in open market transactions or in an underwritten public offering you will receive shares of BioTelemetry Common Stock that are unrestricted. If, however, you are an affiliate of LifeWatch, you should consult your legal advisor to determine whether your shares are subject to any such restriction. (An affiliate is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The Securities and Exchange Commission (“SEC”) views a person’s status as an officer, director or 10% shareholder as a fact that must be considered when determining whether such person is an affiliate.) Restricted shares cannot be resold in the United States without registration or an exemption therefrom under the Securities Act.

Neither the SEC nor any securities commission of any State of the U.S. has (a) approved or disapproved of the Offer, (b) passed upon the merits or fairness of the Offer, or (c) passed upon the adequacy or accuracy of the disclosure in this Offer Prospectus. Any representation to the contrary is a criminal offence in the U.S.

United Kingdom

The materials relating to the Offer are to be directed only at persons in the United Kingdom (the “U.K.”) who (a) have professional experience in matters relating to investments, (b) fall within article 49 (2) (a) to (d) (“high net worth entities, unincorporated associations, etc.”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or (c) to whom they may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). In the U.K., this Offer Prospectus and any other documents or materials relating to the Offer are not to be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Offer Prospectus or any documents or materials relating to the Offer relate is available only to relevant persons and will be engaged in only with relevant persons.

Australia, Canada, Japan

The Offer is not addressed to the shareholders of LifeWatch whose place of residence, seat or habitual abode is in Australia, Canada or Japan, and such shareholders may not accept the Offer.

European Economic Area

The Offer described in this Prospectus is only being made within the European Economic Area (the “EEA”) pursuant to an exception under Directive 2003/71/EC (as amended and together with any applicable adopting or amending measures in any relevant member state, the “Prospectus Directive”), as implemented in each state of the EEA (each a “relevant member state”), from the requirement to publish a prospectus that has been approved by the competent authority in that relevant member state and published in accordance with the Prospectus Directive as implemented in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive. Accordingly, in the EEA, the Offer and documents or other materials in relation to the Offer and the BioTelemetry Common Stock are only addressed to, and are only directed at, (i) qualified investors (“qualified investors”) in the member state within the meaning of article 2(1) (e) of the Prospectus Directive, as adopted in the relevant member state, and (ii) persons who hold, and will tender, the equivalent of at least Euro (“EUR”) 100,000 worth of LifeWatch Shares in exchange for the receipt of BioTelemetry Common Stock (collectively “permitted participants”). This Offer Prospectus and the documents and other materials in relation to the Offer may not be acted or relied upon by persons in the EEA who are not permitted participants, and each shareholder of LifeWatch seeking to participate in the Offer that is resident in the EEA will be deemed to have represented and agreed that it is a qualified investor or that it is tendering the equivalent of EUR 100,000 worth of LifeWatch Shares in exchange for BioTelemetry Common Stock.